Exhibit 99.1
DIRECTOR, EXECUTIVE OF HANOVER CAPITAL
MORTGAGE HOLDINGS, INC. RESIGNS
Edison, NJ, January 5, 2007 — John A. Burchett, Chairman and CEO of the company, Hanover Capital Mortgage Holdings Inc., announced today the resignation of George J. Ostendorf, as Senior Managing Director of the company and a member of its Board of Directors. The resignation was effective as of December 29, 2006.
John A. Burchett said, “George was a co-founder of our predecessor firm in 1989. He has been a valued member of our management team and our Board since inception. However, as HCM has reduced many activities of its taxable subsidiaries, we mutually decided that it is in the firm’s best interest for Hanover to reduce its executive staff. Accordingly, there are no plans to replace him. We appreciate George’s past service to the firm and wish him well in his future endeavors.”
Mr. Ostendorf said, “I’m proud of the many things we accomplished at Hanover. I plan to move on to other things in the mortgage industry and look forward to continued friendship with the Company’s management, staff and outside Directors.”
Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in mortgage-backed securities and mortgage loans and engages in non-interest income-generating activities through its subsidiary, Hanover Capital Partners 2, Ltd., which operates two separate divisions, Hanover Capital Partners and HanoverTrade. Hanover Capital Partners provides consulting and outsourcing services to the mortgage industry. HanoverTrade provides technology solutions for the mortgage industry. For further information, visit HCM’s Web site at www.hanovercapitalholdings.com.
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. HCM is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from future results, performance or achievements. The forward-looking statements are based on HCM’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of HCM’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other securities filings by HCM. HCM’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and HCM undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law.
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